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Pompano Beach, March 28, 2001/PR News Wire/Method Products Corp. (OTCBB: MTDP),
(the "Company" or "MPC") announced today that in view of the slowing economy which has impacted sales and there liquidity within the current quarter, the Company has reduced its staffing by 17 jobs or about 28% of its workforce and closed its Tampa sales and support facility. The Company expects to realize annual savings resulting from such separations of approximately $902,446.

About 35% of the separations resulted from the closing of the Tampa office. Most of the remaining separations were from non-income generating areas of the Company.

"This program is right for the long-term health of our business, and is the first step in our plan to restore long-term growth," said MPC's Chief Executive Officer, Mark Antonucci.

MPC recently reported revenues of $2,120,665 for the 6 months ended December 31st, 2000 compared to $1,499,967 for the same period in 1999.

Antonucci also stated: "We are very pleased with such increased revenue growth but we must keep a watchful eye on present economic conditions. Even though we experienced an increase in revenues of approximately 41% over the same comparable 6-month period in 1999, the Company experienced a net loss of $(1,167,506) for its most recent 6-month period compared to $(51,785) for the same period in 1999. Such loss is attributable primarily to substantially increased administrative expenses relating to non-cash expenses associated with employee stock option grants and, to a lesser extent, the hiring of additional sales and marketing personnel. The cut backs are to ensure the Company is lean enough so that together with additional required funding, we can sustain desired growth within the current sluggish economic period."

The Company has no definitive additional funding sources currently committed but is pursuing various possible avenues. Should the Company not be successful in such efforts, it will have to consider additional cost cutting measures some of which if undertaken could severely impact the Company's results of operation in the near term.

Forward Looking Statements

Matters discussed in this news release contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements such as statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believes", "expects',


 Method Products Corp. 2101 NW 33rd Street, Suite 600A, Pompano Beach, Fl 33064
                954.968.1913                     www.mpcit.com

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"plans", "intends", "estimates", "anticipates" or similar terms are forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those discussed in the forward looking statements and from historical results of operations. Factors that could contribute to or cause such differences include the following: economic and market factors affecting the Company and/or its customers, the impact of competitive products and pricing, product demand and market acceptance, reliance on a limited number of key suppliers and dealers, our ability to obtain additional working capital from operations and/or other sources as required or otherwise desired, our ability to manage growth and implement our business strategy, which includes possible acquisitions and their integration into our operations, fluctuating operating results and other risks discussed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), which can be accessed at the SEC web site, www.sec.gov.